Exhibit 10.6
FINAL
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made by and between Oasis Petroleum Inc., a Delaware corporation (the “Company”), and Thomas B. Nusz (“Employee”) effective as of June 18, 2010 (the “Effective Date”).
     WHEREAS, the Company currently employs Employee as its Chairman and Chief Executive Officer;
     WHEREAS, the Company desires to continue to employ Employee and Employee desires to continue to be employed by the Company and to commit himself to serve the Company on the terms herein provided.
     NOW, THERFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment. The Company shall continue to employ Employee, and Employee accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement. Unless earlier terminated pursuant to Section 4 below, the initial term of this Agreement shall begin on the Effective Date and end on the third anniversary of the Effective Date (the “Initial Term”), provided, however, that the term shall be automatically renewed for successive one-year periods (each such period an “Extension Term”) unless the Company provides a written notice of non-renewal to the Employee more than 60 days before the end of the Initial Term or, if applicable, the current Extension Term. The Initial Term together with each Extension Term, if any, shall be the “Term.” If the Company gives timely notice of non-renewal, then Employee’s employment shall end on the last day of the Term. A termination of Employee’s employment and the Term by reason of notice of non-renewal given by the Company shall be considered a termination without Cause for purposes of Section 4.
     2. Position and Duties; Exclusive Compensation and Services.
          (a) During the Term, Employee shall hold the title of Chairman and Chief Executive Officer. The Company and Employee agree that the Employee shall have duties and responsibilities consistent with the position set forth above in a company the size and of the nature of the Company, and such other duties and authority that are assigned to Employee from time to time by the Company’s Board of Directors (the “Board”), or such other officer of the Company as shall be designated by the Board. Employee shall report to the Board, or to such other officer of the Company as shall be designated by the Board. All services that Employee may render to the Company or any of its Affiliates in any capacity during the Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.
          (b) During the Term, Employee agrees to devote his full business time and attention to the business and affairs of the Company, unless Employee notifies the Board in advance of Employee’s intent to engage in other paid work and receives the Board’s express written consent to do so. Notwithstanding the foregoing, so long as such activities do not conflict with the Company’s interests, interfere with Employee’s duties and responsibilities or violate Employee’s obligations hereunder, Employee will not be prohibited from (i) managing his personal, financial, and legal affairs; (ii) engaging in professional, charitable or community activities or organizations or (iii) serving on the boards of directors, or advisory boards of directors, of not-for-profit charitable organizations, not-for-profit professional organizations, or for-profit corporations, so long as Employee secures the Board’s express written consent for Employee to serve on such boards prior to undertaking such service.
          (c) During the Term, Employee agrees to comply with and, where applicable, enforce the policies of the Company, including without limitation such policies with respect to legal compliance, conflicts of interest, confidentiality, professional conduct and business ethics as are from time to time in effect. Employee shall cooperate with any investigation or inquiry authorized by the Board or conducted by a governmental authority related to the Company’s or an Affiliate’s business or the Employee’s conduct related to the Company or an Affiliate.
     3. Compensation.
          (a) Base Salary. During the Term, Employee’s base salary shall be $325,000 per annum, which salary may be increased (but not decreased without the Employee’s written consent) by the Board (or a designated committee thereof) in its discretion (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices.
          (b) Annual Bonus. During the Term, Employee shall be eligible to receive an annual performance bonus payment (a “Performance Bonus”) for each calendar year pursuant to an annual cash performance bonus program (the “Bonus Plan”). Pursuant to the terms of the Bonus Plan, each annual Performance Bonus shall be payable based on the achievement of reasonable performance targets established in accordance herewith, and for each calendar year Employee’s target Performance Bonus shall be equal to 80% of Employee’s annual Base Salary in effect on the last day of the applicable calendar year (the “Target Performance Bonus”). For each calendar year, the Board and the Employee will mutually determine and will establish in writing (i) the applicable performance targets, (ii) the percentage of annual Base Salary payable to Employee if some lesser or greater percentage of the target annual performance is achieved, and (iii) such other applicable terms and conditions of the Bonus Plan necessary to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in Section 5, any Performance Bonus that Employee becomes entitled to receive (as a result of the applicable performance targets ultimately being achieved) will be deemed earned on the last day of the calendar year to which such bonus relates and will be paid to Employee as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates.
          (c) Employee Benefits. Employee will be entitled during the Term to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, financial and tax planning assistance, medical, dental, life insurance, 401(k) and other employee benefits and perquisites, such as club membership dues) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The

Company shall not, however, by reason of this Section 3(c), be obligated to refrain from changing, amending, or discontinuing any such benefit plan or program, on a prospective basis, so long as any such changes are similarly applicable to similarly situated employees of the Company.
          (d) Business Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties during the Term to the extent consistent with the Company’s written policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses (“Business Expenses”). Notwithstanding any provision in this Agreement to the contrary, the amount of Business Expenses for which Employee is eligible to receive reimbursement during any calendar year shall not affect the amount of Business Expenses for which Employee is eligible to receive reimbursement during any other calendar year within the Term. Reimbursement of Business Expenses under this Section 3(d) shall generally be made within two weeks of Employee’s submission of expense reports pursuant to Company policy, but in no event later than March 15 of the calendar year following the calendar year in which the expense was incurred. Employee is not permitted to receive a payment or other benefit in lieu of reimbursement under this Section 3(d).
          (e) Long Term Incentive Compensation. Employee may, as determined by the Board (or a designated committee thereof) in its sole discretion, periodically receive grants of stock options or other equity or non-equity related awards pursuant to the Company’s long-term incentive plan(s), subject to the terms and conditions thereof. Any grants previously awarded to Employee pursuant to the Company’s long-term incentive plan(s) that are outstanding on the Effective Date hereof shall continue to be governed by the terms and conditions of such plan(s).
     4. Termination of Employment. Unless otherwise agreed to in writing by the Company and Employee, Employee’s employment hereunder may be terminated under the following circumstances:
          (a) Death. Employee’s employment hereunder shall terminate upon his death.
          (b) Inability to Perform. Employee’s employment may be terminated by the Company if Employee has incurred a Disability. For purposes of this Agreement, “Disability” means Employee’s inability to perform the essential functions of Employee’s position with or without reasonable accommodation, if required by law, due to physical or mental impairment. The existence of any such Disability shall be certified by a physician acceptable to both the Company and Employee. If the parties are not able to agree on the choice of a physician, each party shall select a physician who, in turn, shall select a third physician to render such certification. In no event will Employee’s employment be terminated as a result of Disability pursuant to this Section 4(b) until at least 180 consecutive days of paid leave have elapsed and the Company has provided Employee with at least thirty days’ advance written notice of termination. During the 180 days of paid leave, the Company may offset the payment of Employee’s Base Salary then in effect by the amount of any short-term or long-term disability benefits Employee receives pursuant to Section 3(c) above.

          (c) Termination by the Company. The Company may terminate Employee’s employment with or without Cause. For purposes of this Agreement, the term “Cause” means Employee (i) has been convicted of a misdemeanor involving moral turpitude or a felony, (ii) has engaged in grossly negligent or willful misconduct in the performance of his duties for the Company, which actions have had a material detrimental effect on the Company, (iii) has breached any material provision of this Agreement, (iv) has engaged in conduct which is materially injurious to the Company (including, without limitation, misuse or misappropriation of the Company’s funds or other property), or (v) has committed an act of fraud, provided, however, that the Company must give Employee written notice of the acts or omissions constituting Cause within 60 days after an officer of the Company (other than Employee) first learns of the occurrence of such event, and no termination shall be for Cause under clauses (ii), (iii), (iv), or (v) contained in this Section 4(c) unless and until Employee fails to cure such acts or omissions within 30 days following receipt of such written notice.
          (d) Termination by Employee. Employee may, upon giving the Company no less than 30 days’ advance written notice, terminate Employee’s employment without Good Reason or for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, without the express written consent of Employee, the occurrence of one of the following arising on or after the Effective Date, as determined in a manner consistent with Treasury Regulation § 1.409A-1(n)(2)(ii): (i) a material reduction in Employee’s base compensation, (ii) a material diminution in Employee’s authority, duties or responsibilities, (iii) a permanent relocation in the geographic location at which Employee must perform services to a location more than 50 miles from the location at which Employee normally performed services immediately before the relocation; (iv) a requirement that Employee report to an officer or employee instead of the Board; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. Neither a transfer of employment among the Company and any of its Affiliates nor the Company or an Affiliate entering into a co-employer relationship with a personnel services organization constitutes Good Reason. In the case of Employee’s allegation of Good Reason, (A) Employee shall provide notice to the Company of the event alleged to constitute Good Reason within 60 days after the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. If not remedied within that 30-day period, Employee may submit a Notice of Termination pursuant to Section 5(e), provided that the Notice of Termination must be given no later than 100 days after the expiration of such 30 day period; otherwise, Employee is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Employee’s right to claim Good Reason with respect to future similar events.
          (e) Investigation; Suspension. The Company may suspend Employee with pay pending an investigation authorized by the Company or a governmental authority or a determination by the Company whether Employee has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason or a termination of this Agreement or Employee’s employment.

     5. Compensation Upon Termination.
          (a) For Cause or Without Good Reason. In the event Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, the Company shall pay to Employee (i) any unpaid portion of the Base Salary through the Date of Termination at the rate then in effect, (ii) any unpaid Performance Bonus earned in the calendar year prior to the Date of Termination, (iii) unreimbursed Business Expenses through the Date of Termination, and (iv) such employee benefits, if any, as to which Employee may be entitled pursuant to the terms governing such benefits. The amounts, if any, set forth in (i), (ii), (iii), and (iv) shall be collectively referred to herein as the “Accrued Payments”. The Accrued Payments shall be paid at the time and in the manner required by applicable law but in no event later than 30 business days after the Date of Termination, with the exception of (ii), which shall be paid at the time provided in and in accordance with Section 3(b).
          (b) Without Cause or For Good Reason. In addition to the Accrued Payments, in the event Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason and such termination constitutes a “separation from service” (as defined in Section 5(i)), the Company shall pay to Employee a pro-rata portion of the Performance Bonus that Employee would have been entitled to receive pursuant to Section 3(b) hereof for the calendar year of termination, multiplied by a fraction, the numerator of which is the number of days during which Employee was employed by the Company in the calendar year of Employee’s termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates. In addition, the Company shall provide Employee with the following (the “Severance Package”), contingent upon Employee satisfying the Severance Conditions, as defined below:
          (i) Payment of an amount (the “Separation Payment”) equal to the greater of either (1) the aggregate amount of Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee, that would have been paid to Employee if he had continued performing services pursuant to this Agreement for the remainder of the then-current Term or (2) the equivalent of twelve months of Employee’s Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee, payable at the time and in the manner provided in this Section 5(b) below; plus
          (ii) Pay or reimburse on a monthly basis the premiums required to continue Employee’s group health care coverage for a period of 18 months following Employee’s Date of Termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA; plus
          (iii) (A) if the Date of Termination occurs during the Initial Term, an amount equal to the aggregate of each Target Performance Bonus that Employee would have been eligible to receive if he had continued performing services pursuant to this Agreement for the remainder of the then-current Term, calculated based on Employee’s

Base Salary in effect on the Date of Termination or, if greater, before any reduction not consented to by Employee or (B) if the Date of Termination occurs during any Extension Term, an amount equal to 80% of the aggregate amount of Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee, that would have been paid to Employee if he had continued performing services pursuant to this Agreement for the remainder of the then-current Term, minus any Pro-Rata Bonus received by the Employee pursuant to section 5(b) above, payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Target Performance Bonus relates; plus
          (iv) immediate vesting of all unvested equity awards under the Company’s 2010 Long Term Incentive Plan or other plans of the Company as of the Date of Termination, regardless of any other established vesting schedule, such that all remaining unvested equity awards shall be fully vested on the Date of Termination.
To receive the Severance Package, Employee must execute and return to the Company on or prior to the 60th day following the Date of Termination a waiver and release of claims agreement in the Company’s customary form, which shall exclude claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company and which may be amended by the Company to reflect changes in applicable laws and regulations (the “Release”), and where applicable, not timely revoke such Release (the “Severance Conditions”).
     The Separation Payment shall be paid as follows:
          (A) If the Separation Payment is greater than the Section 409A Exempt Amount (defined below), then —
               (1) the Section 409A Exempt Amount shall be paid in substantially equal monthly installments over a period of twelve (12) months beginning on the first payroll date which occurs on or after the 60th day following the Date of Termination, and
               (2) the excess of the Separation Payment over the Section 409A Exempt Amount shall be paid in a single lump sum no later than 60 days after the Date of Termination.
For purposes of this Agreement, the “Section 409A Exempt Amount” is two times the lesser of (x) Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which Employee has a “separation from service” (as defined in Section 5(i)) with the Company (adjusted for any increase during that year that was expected to continue indefinitely if Employee had not separated from service) or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee has a separation from service.

          (B) If the Separation Payment is equal to or less than the Section 409A Exempt Amount, then the Separation Payment shall be paid in equal monthly installments over a period of months (limited to 24 such months) determined by dividing (x) the Separation Payment by (y) the Employee’s Monthly Base Salary as of the Date of Termination, commencing in payment on the first day of the third month following the Date of Termination, provided that the Date of Termination constitutes a “separation from service” (as defined in Section 5(i)).
          (c) Death or Disability. In the event Employee’s employment terminates by reason of his death or Disability, Employee (or his estate) shall be entitled to receive:
          (i) the Accrued Payments;
          (ii) a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates; and
          (iii) provided Employee satisfies the Severance Conditions, (1) an amount equivalent to twelve (12) months of Employee’s Base Salary as of the Date of Termination, or, if greater, before any reduction not consented to by Employee, payable in a lump sum within 60 days of the Date of Termination; and (2) pay or reimburse on a monthly basis the premiums required to continue Employee’s group health care coverage for a period of 18 months following Employee’s Date of Termination, under the applicable provisions of COBRA, provided that Employee or his dependents, as applicable, elect to continue and remain eligible for these benefits under COBRA.
          (d) Exclusive Compensation and Benefits. The compensation and benefits described in this Section 5 or in Section 6 as applicable, along with the associated terms for payment, constitute all of the Company’s obligations to Employee with respect to the termination of Employee’s employment. Nothing in this Agreement, however, is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Employee may have under the applicable provisions of any benefit plan of the Company in which Employee is participating on the Date of Termination, any rights Employee may have to continue or convert coverage under certain employee benefit plans in accordance with the terms of those plans and applicable law, or any rights Employee may have under long-term incentive or equity compensation plan.
          (e) Notice of Termination. Any termination of Employee’s employment occurring in accordance with the terms of this Section 5 (other than by reason of Employee’s death) shall be communicated to the other party by written notice that (i) indicates the specific termination provisions of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination (a “Notice of Termination”), and that is delivered to the other party in accordance with Section 9(i) of this Agreement.

          (f) Date of Termination. For purposes of this Agreement, “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however that if Employee’s employment is terminated by reason of his death, the Date of Termination shall be the date of death of Employee.
          (g) Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee from all positions he then holds as an employee, officer, director, manager or other service provider of the Company and each Affiliate of the Company.
          (h) Offset. Employee agrees that the Company may set off against, and Employee authorizes the Company to deduct from, any payments due to Employee, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate by Employee, whether arising under this Agreement or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.
          (i) Application of Section 409A. The amounts payable pursuant to Sections 5 and 6 of this Agreement are intended to comply with the short-term deferral exception and/or separation pay exception to Section 409A of the Code. Notwithstanding the foregoing, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this Section 5(i), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Employee’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.
     6. Change in Control.
          (a) Upon the occurrence of a Change in Control (as defined in the Company’s 2010 Long Term Incentive Plan) during the Term, all unvested equity awards under the Company’s 2010 Long Term Incentive Plan or other plans of the Company as of such date shall become immediately vested, regardless of any other established vesting schedule, such that all remaining unvested equity awards shall be fully vested on the date of such Change in Control. In addition, if a Change in Control occurs during the Term and (x) Employee is terminated by the

Company for any reason other than for Cause within one year following such Change in Control or (y) Employee terminates employment for Good Reason within one year following such Change in Control, and any such termination constitutes a separation from service (as defined in Section 5(i)), then, the Company shall:
     (i) Pay Employee within 60 days following the Date of Termination, a lump sum payment equal to two (2) times the sum of (i) Employee’s annual rate of Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee, plus (ii) (A) if the Date of Termination occurs during the Initial Term, the maximum Performance Bonus Employee is eligible to receive for the calendar year in which the Change in Control occurs or (B) if the Date of Termination occurs during any Extension Term, Employee’s Target Performance Bonus, calculated based on Employee’s Base Salary as of the Date of Termination or, if greater, before any reduction not consented to by Employee; plus
     (ii) pay or reimburse on a monthly basis the premiums required to continue Employee’s group health care coverage for a period of 18 months following Employee’s separation date, under COBRA, provided that Employee elects to continue and remains eligible for these benefits under COBRA.
provided, that, nothing in this Section 6 shall relieve the Company or any successor-in-interest thereof of its obligation to continue, following any Change in Control, to provide Employee with the compensation due pursuant to Section 3 of this Agreement or to otherwise comply with its obligations hereunder in the event Employee’s service continues pursuant to this Agreement following the occurrence of such Change in Control; provided, further, that, in the event Employee is terminated simultaneously with the occurrence of a Change in Control or within one year thereof, Employee shall be entitled to receive the greater of the payments or benefits provided under Section 5(b) of this Agreement and this Section 6(a), which receipt shall be conditioned upon Employee’s satisfaction of the Severance Conditions.
          (b) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company or any of its wholly-owned subsidiaries or any other affiliate (as that term is used in Treas. Reg. § 1.280G-1, Q/A-46) to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code, or any interest and penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Employee shall be entitled to receive, in accordance with Exhibit A hereof, an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state and local income taxes and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          Notwithstanding the foregoing provisions of this Section 6(b), if it is determined that Employee is entitled to a Gross-Up Payment, but that the value of the Parachute Payments

(as defined below) does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to Employee and the Payments, in the aggregate, will be reduced to the Safe Harbor Amount. The reduction of the Payments to the Safe Harbor Amount will be made in the following order:
     (i) First, by reducing the cash amounts of Parachute Payments that would not constitute deferred compensation (within the meaning of Section 409A of the Code) subject to Section 409A of the Code (with the Payments subject to such reduction to be determined by Employee), to the extent necessary to decrease the Payments that would otherwise constitute Parachute Payments to the Safe Harbor Amount.
     (ii) Next, if after the reduction to zero of the amounts described in paragraph (i) above, the remaining scheduled Parachute Payments are greater than the Safe Harbor Amount, then by reducing the cash amounts of Payments that constitute deferred compensation (within the meaning of Section 409A of the Code) subject to Section 409A of the Code, with the reductions to be applied first to the Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Payments that would otherwise constitute Parachute Payments to the Safe Harbor Amount.
     (iii) Next, if after the reduction to zero of the amounts described in paragraphs (i) and (ii) above, the remaining scheduled Parachute Payments are greater than the Safe Harbor Amount, then, by reducing any of the remaining scheduled Payments, in an order to be determined by the Company, to the extent necessary to decrease the Payments that would otherwise constitute Parachute Payments to the Safe Harbor Amount.
The term “Parachute Payment” is the portion of the Payments that would be treated as parachute payments under Section 280G of the Code. The “Safe Harbor Amount” is the maximum amount of Payments that could be made to Employee without giving rise to any Excise Tax.
     7. Protection of Information.
          (a) Disclosure to and Property of the Company. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the term of his employment (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its wholly-owned subsidiaries’ business, products or services and all writings or materials of any type embodying any such matters (collectively, “Confidential Information”) shall be disclosed to the Company, and are and shall be the sole and exclusive property of the Company. Confidential Information does not, however, include any information that is available to the public other than as a result of any unauthorized act of Employee.
          (b) No Unauthorized Use or Disclosure. Employee agrees that Employee will preserve and protect the confidentiality of all Confidential Information and work product of the Company and its wholly-owned subsidiaries, and will not, at any time during or after the termination of Employee’s employment with the Company, make any unauthorized disclosure of, and shall not remove from the Company premises, and will use reasonable efforts to prevent the removal from the Company premises of, Confidential Information or work product of the Company or its wholly-owned subsidiaries, or make any use thereof, in each case, except in the carrying out of Employee’s responsibilities hereunder. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Employee is making such disclosure, Employee shall provide the Company with prompt notice of such requirement, and shall use commercially reasonable efforts to give such notice prior to making any disclosure so that the Company may seek an appropriate protective order.
          (c) Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Section 7 by Employee, and the Company or its wholly-owned subsidiaries shall be entitled to enforce the provisions of this Section 7 by obtaining an order for specific performance and/or injunctive relief as remedies for any such breach or threatened breach, including but not limited to an order terminating payments owing to Employee under this Agreement. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 7, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Employee and remedies available to the Company pursuant to other agreements with Employee.
          (d) No Prohibition. Nothing in this Section 7 shall be construed as prohibiting Employee, following the termination of the Prohibited Period (as defined below), from being employed by any Competing Business (as defined below) or engaging in any Prohibited Activity (as defined below); provided, that during such employment or engagement Employee complies with his obligations under this Section 7.
     8. Non-Competition and Non-Solicitation.
          (a) Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (i) “Affiliate” shall mean an individual or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified individual or entity.
          (ii) “Competing Business” means any business, individual, partnership, firm, corporation or other entity engaged in oil and gas exploration and production.
          (iii) “Prohibited Activity” means any service or activity on behalf of a Competing Business that involves the planning, management, supervision, or providing of services that are substantially similar to those services Employee provided to the Company within the last 12 months of Employee’s employment with the Company.
          (iv) “Prohibited Period” means the Term and the 12 month period following the termination of Employee’s employment with the Company.

          (v) “Restricted Area” means any area within a six (6) mile radius of the boundary of any existing leasehold or other property of the Company or its Affiliates, either during the Term or as of the Employee’s Date of Termination. The parties stipulate that the forgoing is a reasonable area restriction because the area identified is the market area with respect to which Employee will help the Company provide its products and services, help analyze, and/or receive access to Confidential Information.
          (b) Protective Covenants and Restrictions. Acknowledging delivery of Confidential Information and that such Confidential Information is vital to Employee’s continued performance of services to the Company and acknowledging that the Company is delivering and will deliver the Confidential Information partly in reliance on the protective covenants and restrictions set forth herein, Employee agrees that the following protective covenants are reasonable and necessary for the protection of the Company’s legitimate business interests, do not create any undue hardship on Employee, and are not contrary to the public interest:
          (i) Non-compete. Employee expressly covenants and agrees that, during the Prohibited Period, he will not engage in any Prohibited Activity in the Restricted Area. Notwithstanding the foregoing, in the event Employee resigns his employment or is terminated, for any reason, on or after a Change in Control, Employee shall have no obligations to comply with this Section 8(b)(i).
          (ii) Non-solicitation. Employee further expressly covenants and agrees that during the Prohibited Period, he will not (A) solicit any individual who, on the Date of Termination, is an employee of the Company, to leave such employment, provided that Employee will not be deemed to have violated this provision if employees of the Company directly contact Employee regarding employment or respond to general advertisements for employment, or (B) solicit any client or customer of the Company, with whom Employee has had direct contact with, to terminate or modify its relationship with Company that exists on the Date of Termination. Notwithstanding the foregoing, in the event Employee resigns his employment or is terminated, for any reason, on or after a Change in Control, Employee shall have no obligations to comply with this Section 8(b)(ii).
          (c) Permitted Ownership. Notwithstanding any of the foregoing, Employee shall not be prohibited from owning 2.5% or less of the outstanding equity securities of any entity whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market, provided that neither Employee nor any of his Affiliates, together or alone, has the power, directly or indirectly, to control or direct or is involved in the management or affairs of any such corporation that is a Competing Business.
          (d) Reasonableness. Employee and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 8 are the result of arm’s-length bargaining, are fair and reasonable, and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company in light of (i) the nature and geographic scope of the Company’s operations; (ii) Employee’s level of control over and contact with the Company’s business in the Restricted

Area; (iii) the fact that the Company’s business is conducted throughout the Restricted Area; and (iv) the amount of compensation that Employee is receiving in connection with the performance of his duties hereunder.
          (e) Relief and Enforcement. Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 8. It is the desire and intent of the parties hereto that the provisions of this Section 8 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect. However, to the extent that any part of this Section 8 may be found invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. Employee and the Company further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 8, the Company shall be entitled to immediate injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit the Company from pursuing any other remedies available to it hereunder, at law or in equity, for any such breach or threatened breach.
     9. General Provisions.
          (a) Amendments and Waiver. Other than pursuant to Section 4(d), (i) the terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, unless such modification or amendment is agreed to in writing and signed by Employee and by a duly authorized officer of the Company, and such waiver is set out in writing and signed by the party to be bound by waiver, and (ii) the failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.
          (b) Withholding and Deductions. With respect to any payment to be made to Employee, the Company shall deduct, where applicable, any amounts authorized by Employee, and shall withhold and report all amounts required to be withheld and reported by applicable law.
          (c) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.
          (d) Survival. The termination of Employee’s employment shall not impair the rights or obligations of any party that have accrued prior to such termination or which by their nature or terms survive termination of the Term, including without limitation the Company’s obligations under Sections 5 and 6 and Employee’s obligations under Sections 7 and 8.

          (e) No Obligation to Pay. With regard to any payment due to Employee under this Agreement, it shall not be a breach of any provision of this Agreement for the Company to fail to make such payment to Employee if by doing so, the Company violates applicable law.
          (f) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          (g) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.
          (h) Successors and Assigns; Binding Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither this Agreement nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any of its Affiliates and Employee may direct payment of any benefits that will accrue upon death. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. This Agreement shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns.
          (i) Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally or by courier, (ii) on the date receipt is acknowledged, if delivered by certified mail, postage prepaid, return receipt requested, or (iii) one day after transmission, if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, at:

If to the Company, at:	Oasis Petroleum Inc.
Attn:
1001 Fannin Street, Suite 202
Houston, Texas 77002

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
          (j) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its construction.
          (k) Assistance in Litigation. During the Term and for a period of four years following the Date of Termination, Employee shall, if given at least two (2) weeks notice, furnish such information and proper assistance to the Company or any of its Affiliates as may reasonably be required by the Company in connection with any litigation, investigations, arbitrations, and/or any other fact-finding or adjudicative proceedings involving the Company or any of its Affiliates, provided that if such assistance is requested after the Date of Termination: (i) such assistance not unreasonably interfere with Employee’s employment or other activities or endeavors; and (ii) such assistance not exceed forty hours in any twelve month period, unless otherwise agreed in writing by the parties. This obligation shall include, without limitation, to meet with counsel for the Company or any of its Affiliates and provide truthful testimony at the request of the Company or as otherwise required by law or valid legal process. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee and approved in advance by the Company in rendering such assistance (such as travel, parking, and meals but not attorney’s fees). In addition, following the Date of Termination, the Company shall pay the Employee $300/hr for his time in providing information and assistance in accordance with this Section 9(k).
          (l) Governing Law; Construction; Venue; Jury-Trial Waiver. The parties (i) agree that this Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles, except where federal law may preempt the application of state law; (ii) agree that this Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties; (iii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas (or the county where the Company’s principal executive offices are located if different) for any action or proceeding relating to this Agreement or Employee’s employment; (iv) waive any objection to such venue; (v) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (vi) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.
          (m) Mutual Contribution. The parties to this Agreement have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the grounds that such party drafted the provision or caused it to be drafted.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

OASIS PETROLEUM INC.
By:	/s/ Michael H. Lou
	Name:	Michael H. Lou
	Title:	SVP - Finance

EMPLOYEE:
/s/ Thomas B. Nusz
Thomas B. Nusz

EXHIBIT A
GROSS-UP PAYMENT
This Exhibit A shall govern the Gross-Up Payment described in Section 6 of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
Section 1. All determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, whether a reduction to the Safe Harbor Amount is required and, if so, the amount of the reduction, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within ten (10) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to Employee (or to the appropriate taxing authority on Employee’s behalf) when the tax is due. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall so indicate to Employee in writing. Any determination by the Accounting Firm shall be binding upon the Company and Employee (subject to Section 2 hereof). As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments determined by the Accounting Firm to be due to (or on behalf of) Employee was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 2 of this Exhibit A and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee (but in any case no later than the calendar year following the calendar year in which such tax was payable).
Section 2. Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee
Exhibit A

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harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Employee is required to extend the statute of limitations to enable the Company to contest such claim, Employee may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
Section 3. If, after the receipt by Employee of an amount paid or advanced by the Company pursuant to this Exhibit A, Employee becomes entitled to receive any refund with respect to a Gross-Up Payment, Employee shall (subject to the Company’s complying with the requirements of Section 2 of this Exhibit A) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 2 of this Exhibit A, a determination is made that Employee shall not be entitled to any refund with respect to such claim, and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
Section 4. For the avoidance of doubt, all payments to or for the benefit of Employee provided for in this Exhibit A shall be made no later than the end of the calendar year in which the applicable Excise Tax has become due, or if as a result a tax audit or litigation, it is determined that no additional Excise Tax has become due, the end of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution.
Exhibit A

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